RailAmerica

AT THE COMPANY	FOR IMMEDIATE RELEASE
Susan Wright Greenfield Assistant Vice President Investor Relations & Corporate Communications (561) 994-6015	April 4, 2005

RailAmerica Elects Anne H. McNamara to Board of Directors

BOCA RATON, Fla. – April 4 — RailAmerica, Inc. (NYSE:RRA) announced today that Anne H. McNamara was elected to the Company’s Board of Directors effective April 1, 2005. Ms. McNamara will serve as an independent director until the annual shareholders meeting in 2007.

Ms. McNamara was Senior Vice President and General Counsel of AMR Corporation and its subsidiary American Airlines, for 15 years, until her retirement in early 2003. During her 27 year tenure at American Airlines, Ms. McNamara also held positions as Vice President — Personnel Resources, Corporate Secretary and Attorney.

Prior to joining American Airlines, Ms. McNamara was an Associate with the law firm of Shea & Gould in New York.

Following her retirement from American and AMR, Ms. McNamara served as President of The Center for American and International Law and continues to serve on the Executive Committee of its Board. She has previously served as a director for The Sabre Group Holdings, Inc., LG&E Energy Corporation and Louisiana Gas & Electric Corporation. In addition, Ms. McNamara is a member of a number of professional organizations.

Ms. McNamara received her undergraduate degree from Vassar College and her J.D. from Cornell Law School. She is admitted to practice in Texas and New York.

“We are especially pleased to have Anne McNamara join our board,” said William “Gus” Pagonis, Chairman. “She brings extensive management and corporate governance experience to RailAmerica. We look forward to her contribution to the continued success of our Company.”

RailAmerica, Inc. (NYSE: RRA) is a leading short line and regional rail service provider with 44 railroads operating approximately 8,800 miles in the United States and Canada. The Company is a member of the Russell 2000® Index. Its website may be found at www.railamerica.com.

DISCLAIMER REGARDING FORWARD-LOOKING STATEMENTS: This press release contains forward-looking statements regarding future events that involve risks and uncertainties that could cause actual results to differ materially. Forward-looking statements speak only as of the date the statement was made. The Company assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. If the Company does update any forward-looking statement, no inference should be drawn that the Company will make additional updates with respect to that statement or any other forward-looking statements. We refer you to the documents that RailAmerica files from time to time with the Securities and Exchange Commission, such as the Form 10-K, Form 10-Q and Form 8-K, which contain additional important factors that could cause its actual results to differ from its current expectations and from the forward-looking statements contained in this press release.